EXHIBIT 5.1







                                December 16, 1996




California Pro Sports, Inc.
1221-B South Batesville Road
Greer, South Carolina  29650

Re:      Amendment No. 2 to Registration Statement on Form SB-2
         Opinion of Counsel

Gentlemen:


     As counsel for California Pro Sports, Inc., a Delaware corporation (the "Corporation"), we have examined the Certificate of Incorporation, as amended, the bylaws and minutes of the Corporation and such other corporate records, documents, certificates and other instruments as in our judgment we have deemed relevant for the purposes of this opinion. As such counsel, we have also examined Amendment No. 2 to the Registration Statement on Form SB-2 (the "Registration Statement"), covering the registration on behalf of certain selling securityholders (the "Selling Securityholders") of (a) 122,500 shares of the Corporation's common stock, $.01 par value ("Common Stock"), underlying certain outstanding warrants for the purchase thereof; (b) 497,111 shares of Common Stock; and (c) 20,000 publicly traded warrants, each exercisable to purchase one share of Common Stock for $6.00 per share ("Warrants") and the 20,000 shares of Common Stock underlying the Warrants.


     Based upon the foregoing, we are of the opinion that:

     1. The 122,500 shares Common Stock issuable upon exercise of the 122,500 warrants when exercised in accordance with the terms of the warrants, will be legally and validly issued, fully paid and non-assessable shares of Common Stock and, following sale by the selling stockholders pursuant to the Registration Statement, these shares will remain legally and validly issued, fully paid and non-assessable.


     2. The 497,111 shares of Common Stock are and, following sale by the selling stockholders pursuant to the Registration Statement will remain, legally and validly issued, fully paid and non-assessable.






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California Pro Sports, Inc.
December 16, 1996
Page 2



     3. The 20,000 Warrants are and, following sale by the selling stockholders pursuant to the Registration Statement, will remain legally and validly issued, fully paid and non-assessable.

     4. The 20,000 shares Common Stock issuable upon exercise of the 20,000 Warrants when exercised in accordance with the terms of the Warrants, will be legally and validly issued, fully paid and non-assessable shares of Common Stock.

     This firm is listed in the Registration Statement as a selling stockholder and a member of this firm is the Secretary of the Corporation.

     We know that we are referred to under the caption "Legal Matters" included in the Prospectus, forming a part of the Registration Statement. We hereby consent to such use of our name in such Registration Statement and to the filing of this Opinion as Exhibit 5.1 thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                                 Very truly yours,


                                                 FRIEDLOB SANDERSON RASKIN
                                                 PAULSON & TOURTILLOTT, LLC